ADVISORY SERVICES AGREEMENT

This Advisory Services Agreement (the “Agreement”), is effective as of November 15, 2009 (the “Effective Date”), by and between (i) CoConnect, Inc. (hereinafter referred to as the “Company”), a Nevada corporation and (ii) Noctua Fund Manager, LLC (hereinafter referred to as the “Consultant”), a Delaware limited liability company.  Individually, the Company and the Consultant may be referred to herein as a “Party,” and collectively as the “Parties.”

RECITALS

WHEREAS, as disclosed in the Company’s recent quarterly filings with the United States Securities and Exchange Commission, the Company is seeking to acquire assets and/or a business in order to add value to the Company for the benefit of the Company’s shareholders.

WHEREAS, the Company has contacted the Consultant to assist with certain Services (as defined herein) related to the above described corporate actions.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants hereinafter stated and for other good and valuable consideration, it is agreed as follows:

1.           APPOINTMENT.

The Company hereby engages Consultant and Consultant agrees to render the Services to the Company as a consultant upon the terms and conditions hereinafter set forth.

2.           TERM.

The term of this Consulting Agreement shall begin as of the Effective Date, and shall terminate upon the earlier of: (i) a Closing (as defined herein); or (ii) the one year anniversary following the Effective Date (the “Termination Date”).

3.           SERVICES.

The Company seeks to enter into an agreement to acquire and manage new assets and/or a business (a “Transaction”). During the term of this Agreement, Consultant shall provide the Company with the following “Services” as outlined in this section below related to the final goal of effectuating a Transaction. The Parties understand and confirm the Services contemplated herein are front-end loaded and substantial efforts are to be expended in commencing such Services, regardless of the occurrence of a Closing. The Services shall be limited to making recommendations and offering advice to the Company’s Officers, Directors and other key Company personnel. As offsite advisors, Consultant will rely upon the Company’s management to, in the Company’s sole discretion, accept or reject its recommendations. Under no circumstances, even in the event that Consultant is asked to perform onsite analysis, shall Consultant be responsible for making any decisions on behalf of the Company.

The Services shall include:

(a)           Assist the Company in locating qualified management candidates for the Company to interview. It is the Company’s goal to utilize the Consultant’s services to locate a new Chief Executive Officer and two (2) new members to be appointed to the Board of Directors;

(b)           Assist in the review of the Company’s historical operational and financial activities and advise management, with a particular focus on preparing a corporate due diligence book. In addition, the Consultant shall provide assistance with general corporate strategic planning with the objective of preparing the Company to effectuate a target Transaction;

(c)           Assist the Company in locating target Transaction candidates; and

(d)           Assist in the review of any target Transaction candidate’s historical, operational and financial activities.

Consultant agrees to provide the Services on a timely basis via meetings with Company representatives which may include other professionals, conferences calls with Company representatives and other professionals and/or written correspondence and documentation. Consultant cannot guarantee the results on behalf of the Company, but shall pursue all avenues that it deems reasonable through its network of contacts.  Consultant is not a law firm, and shall not provide the Company with legal work product.  All documents produced by Consultant should be thoroughly reviewed (including this one) by the Company’s independent legal counsel prior to the same documents being executed by an executive of the Company.

Upon completion of each individual Service described in this section, the Consultant may, at its discretion, deliver to the Company a written verification of the completion of such Services. In the event the Consultant delivers such verification, the Company shall execute and return such verification within fifteen (15) days of such notice. In the event such verification notice is delivered and the Company does not contest the completion of such Services within the fifteen (15) day period provided for herein, such Service shall be deemed fulfilled and completed by the Consultant and the Company shall forever waive any right to dispute the valid delivery of such Services (each a “Release”). Each release shall contain a waiver of rights under California Civil Code Section 1542 which provides as follows: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

4.           COMPENSATION.

       Due to the fact the Services are front-end loaded and substantial efforts are expended in commencing such Services, all compensation (hereinafter referred to as “Compensation” and more further described in this Section 4) delivered and paid to Consultant pursuant to this Agreement shall be deemed completely earned, due, payable, free of liens or encumbrances, and non-assessable.  Once Compensation is tendered to Consultant, there shall be no refunds or diminishment of the same regardless of any event.  In connection with this Agreement, the Company shall pay Consultant the following fees:

(a)           Service Compensation Fee.  As compensation for the Services to be provided by the Consultant and the Extension (as defined below), the Company hereby agrees to pay the Consultant a fee of $181,000 (the “Service Fee”); and

(b)           Transaction Closing Bonus Fee.  In the event the Company executes any agreement related to a Transaction with a target company (a “Closing”), the Company shall pay the Consultant a bonus fee of $250,000 (the “Bonus Fee”) (The Bonus Fee and Service Fee may sometimes be referred to hereinafter collectively as the “Fees”).

The Service Fee shall be deemed completely earned, due, payable, free of liens or encumbrances, and non-assessable within thirty days of the Effective Date and shall accrue as owing, due and payable on the Company’s balance sheet. In the event there is not adequate capital resources available, the Consultant hereby agrees to defer the delivery of the Fees until the earlier of: (i) a Closing; or (ii) the Termination Date.  To the extent deferment is required, any amount due and owing at such time shall be paid and delivered to the Consultant in the form of a convertible promissory note (the “Note,” an exact specimen copy to be issued outlining the terms and conditions of which has been attached hereto as Exhibit A). In the event a Closing occurs prior to the Termination Date, the Note shall be issued to the Consultant in the total amount of $431,000 reflecting the combined Fees. In the event a Closing does not occur before the Termination Date and no extension of such Termination Date is negotiated and agreed upon by the Parties, the Note shall be issued to the Consultant in the total amount of $181,000 reflecting the Service Fee earned pursuant to this Section.

(c)           Preferred Stock Designation.   Until such time as the Fees are paid in full, either through an initial payment of cash or through the complete re-payment of the Note, in the event the Company amends it’s Articles of Incorporation, designates any new class of stock, affects a reverse split of its stock, affects a forward split of its stock or alters its capital structure in any way, shape or form, the Company shall immediately designate a preferred class of stock (the “Series A Preferred Stock”) with such rights, powers, privileges and preferences as outlined in the specimen Certificate of Amendment to the Articles of Incorporation designating the Series A Preferred Stock attached hereto as Exhibit B and immediately issue 100,000 shares of the Series A Preferred Stock (which shall represent 100% of the Series A Preferred Stock authorized, issued and outstanding) to the Consultant who shall hold such shares until the Fees are paid in full. The Company shall notify its transfer agent of its obligations to issue such shares of Series A Preferred Stock by delivering irrevocable transfer agent instructions to its transfer agent (the “Irrevocable TA Instruction Letter,” a copy of which has been attached hereto as Exhibit C). The transfer agent shall, immediately upon demand by the Consultant, provide the Consultant information regarding the Company’s capital structure and stock issuance history, including, but not limited to: (i) the number of shares of common stock authorized, issued and outstanding; (ii) the number of shares of preferred stock authorized, issued and outstanding; and (iii) a complete issuance history of any class of stock and for any period so requested.

(d)           Waiver. The Company has currently outstanding Secured Convertible Promissory Notes issued to the Consultant in the total amount of $26,414, and to Noctua Fund, LP, an entity which is managed by the Consultant, in the total amount of $56,333 (collectively the “Existing Notes”), with the Existing Notes due and payable as of the date of this Agreement. As an inducement to both Parties to enter into this Agreement, the Consultant shall waive the default of their Consultant Notes and extend the Maturity Date (as defined in the Existing Notes) to February 8, 2010 (the “Extension”). In addition, the Consultant shall request a similar waiver and Extension of Noctua Fund, LP from the appropriate parties. All other terms of the Existing Notes shall remain in effect; provided, however, the rate of interest as defined in Section 1.2 of the Existing Notes shall continue at the default rate of interest of fifteen percent (15%) until the Existing Notes are paid in full.

5.           REPRESENTATIONS AND WARRANTIES OF COMPANY.

 The Company hereby represents, warrants and agrees as follows:

(a)           This Agreement has been authorized, executed and delivered by the Company and, when executed by the Consultant will constitute the valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency or reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.

(b)           Any financial statements, audited and unaudited (including the notes thereto) provided to Consultant, (the “Financial Statements”), will present fairly the financial position of the Company as of the dates indicated and the results of operations and cash flows of the Company for the periods specified. Such Financial Statements will be prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved except as otherwise stated therein.

(c)           The Company is validly organized, existing and with active status under the laws the State of Nevada.

(d)           The securities to be issued to Consultant, if any, have all been authorized for issuance and when issued, delivered and tendered to the Consultant by the Company will be validly issued, fully paid and non-assessable.

(e)           Since date of the most recent of the Financial Statements, there has not been any undisclosed (i) material adverse change in the business, properties, assets, rights, operations, condition (financial or otherwise) or prospects of the Company, (ii) transaction that is material to the Company, except transactions in the ordinary course of business, (iii) obligation that is material to the Company, direct or contingent, incurred by the Company, except obligations incurred in the ordinary course of business, (iv) change that is material to the Company or in the common shares or outstanding indebtedness of the Company, or (v) dividend or distribution of any kind declared, paid, or made in respect of the common shares.

(f)           The Company shall be deemed to have been made a continuing representation of the accuracy of any and all facts, material information and data which it supplies to Consultant and acknowledges its awareness that Consultant will rely on such continuing representation in disseminating such information and otherwise performing its advisory functions.  Consultant in the absence of notice in writing from the Company, will rely on the continuing accuracy of material, information and data supplied by the Company. Following the issuance of the Note, the Company shall not provide the Consultant with any material non-public information. In the event such information is provided to the Consultant, including any information regarding the Company’s capital structure, such information shall be made public within four (4) business days following the release of such information to the Consultant in a Form 8-K filed with the United States Securities and Exchange Commission.

6.           INDEMNIFICATION.                                            The Company agrees to indemnify the Consultant and hold it harmless against any losses, claims, damages or liabilities incurred by the Consultant, in connection with, or relating in any manner, directly or indirectly, to the Consultant rendering the Services in accordance with the Agreement, unless it is determined by a court of competent jurisdiction that such losses, claims, damages or liabilities arose out of the Consultant’s gross negligence, willful misconduct, dishonesty, or fraud. Additionally, the Company agrees to reimburse the Consultant immediately for any and all expenses, including, without limitation, attorney fees, incurred by the Consultant in connection with investigating, preparing to defend or defending, or otherwise being involved in, any lawsuits, claims or other proceedings arising out of or in connection with or relating in any manner, directly or indirectly, to the rendering of any Services by the Consultant in accordance with the Agreement (as defendant, nonparty, or in any other capacity other than as a plaintiff, including, without limitation, as a party in an interpleader action).  The Company further agrees that the indemnification and reimbursement commitments set forth in this paragraph shall extend to any controlling person, strategic alliance, partner, member, shareholder, director, officer, employee, agent or subcontractor of the Consultant and their heirs, legal representatives, successors and assigns.  The provisions set forth in this Section shall survive any termination of this Agreement.

7.           COMPLIANCE WITH SECURITIES LAWS.  The Company understands that any and all Compensation outlined in this Agreement shall be paid solely and exclusively as consideration for the aforementioned consulting efforts made by Consultant on behalf of the Company as an independent contractor.

8.           MISCELLANEOUS.

(a)           Termination.  This Agreement shall terminate upon the earlier of: (i) a Closing; or (ii) the Termination Date; provided, however, during the term of this Agreement, in the event of a material breach of this Agreement by the Consultant, the Company shall send written notice to the Consultant advising Consultant of such material breach. Upon receipt of such notice from the Company, the Consultant shall have 45 days to cure such material breach.  This Agreement may be terminated by the Company only upon written notice to the Consultant and Consultant’s failure to cure said material breach within 45 days from receipt of said notice.

(b)           Entire Agreement; Modifications; Waiver.  This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter contained herein, except for any other agreements referenced herein. This Agreement supersedes all prior and contemporaneous agreements (other than those entered into in writing simultaneously with this Agreement), representations, and understandings of the Parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all the Parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the Party making the waiver.

(c)           Notices.  Any notice required or permitted to be given hereunder shall be in writing and shall be mailed, e-mailed faxed or otherwise delivered in person to the Parties at the addresses set forth below:

Consultant:	Company:

Noctua Fund Manager, LLC	CoConnect, Inc.
c/o Morrison & Foerster, LLP	Attn: Brad Bingham, Esq.
Attn: Steve Rowles
12531 High Bluff Drive, Suite 100
San Diego, CA 92130-2040
Fax: (858) 720-5125

(d)           Necessary Acts.  Each Party to this Agreement agrees to perform any further acts and execute and deliver any further documents that may be reasonably necessary to carry out the provisions of this Agreement.

(e)           Waiver.  Any waiver by either Party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement.  The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that Party of the right thereafter to insist upon adherence to that term of any other term of this Agreement.

(f)           Assignment.  Compensation under this Agreement is assignable at the sole discretion of the Consultant. The Company may not assign any of its rights, powers or privileges pursuant to this Agreement without the express written consent of the Consultant.

(g)           Severability.  If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect.  If any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

(h)           Governing Law.  The subject matter of this Agreement shall be governed by and construed in accordance with the laws of the State of California (without reference to its choice of law principles), and to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.  EACH PARTY HERETO AGREES TO SUBMIT TO THE PERSONAL JURISDICTION AND VENUE OF THE STATE COURTS LOCATED IN THE COUNTY OF SAN DIEGO, CALIFORNIA FOR RESOLUTION OF ALL DISPUTES ARISING OUT OF, IN CONNECTION WITH, OR BY REASON OF THE INTERPRETATION, CONSTRUCTION, AND ENFORCEMENT OF THIS AGREEMENT, AND HEREBY WAIVES THE CLAIM OR DEFENSE THEREIN THAT SUCH COURTS CONSTITUTE AN INCONVENIENT FORUM.  AS A MATERIAL INDUCEMENT FOR THIS AGREEMENT, EACH PARTY SPECIFICALLY WAIVES THE RIGHT TO TRIAL BY JURY OF ANY ISSUES SO TRIABLE.

(i)           Attorneys’ Fees.  Should any Party hereto employ an attorney for the purpose of enforcing or constituting this Agreement, or any judgment based on this Agreement, in any legal proceeding whatsoever, including insolvency, bankruptcy, arbitration, declaratory relief or other litigation, the prevailing party shall be entitled to receive from the other Party or Parties thereto reimbursement for all reasonable attorneys’ fees and all reasonable costs, including but not limited to service of process, filing fees, court and court reporter costs, investigative costs, expert witness fees, and the cost of any bonds, whether taxable or not, and that such reimbursement shall be included in any judgment or final order issued in that proceeding.

(j)           Specific Performance.  The Parties hereby acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall have the right to demand specific performance of the terms, and each of them, of this Agreement. This shall include orders, in the form of a temporary restraining order and preliminary restraining order, to order the Company transfer agent to make issuances of securities consistent with the terms and conditions of this Agreement.

(k)           Execution of the Agreement.  The Company, the party executing this Agreement on behalf of the Company, and the Consultant, have the requisite corporate power and authority to enter into and carry out the terms and conditions of this Agreement, as well as all transactions contemplated hereunder. All corporate proceedings have been taken and all corporate authorizations and approvals have been secured which are necessary to authorize the execution, delivery and performance by the Company and the Consultant of this Agreement.  This Agreement has been duly and validly executed and delivered by the Company and the Consultant and constitutes a valid and binding obligation, enforceable in accordance with the respective terms herein.  Upon delivery of this Agreement, this Agreement, and the other agreements and exhibits referred to herein, will constitute the valid and binding obligations of Company, and will be enforceable in accordance with their respective terms.  Delivery may take place via facsimile transmission.

(l)           Joint Drafting and Exclusive Agreement.  This Agreement is the only Agreement executed by and between the Parties related to the performance of the Services described herein.  There are no additional oral agreements or other understandings related to the performance of the Services described herein.  This Agreement shall be deemed to have been drafted jointly by the Parties hereto, and no inference or interpretation against any one Party shall be made solely by virtue of such Party allegedly having been the draftsperson of this Agreement.  The Parties have each conducted sufficient and appropriate due diligence with respect to the facts and circumstances surrounding and related to this Agreement.  The Parties expressly disclaim all reliance upon, and prospectively waive any fraud, misrepresentation, negligence or other claim based on information supplied by the other Party, in any way relating to the subject matter of this Agreement.

(m)           Conflicts of Interest.  The Parties understand and acknowledge that due to the nature of the Consultant’s line of businesses, inherent conflicts of interest exist at the time of execution of this Agreement, and future conflicts of interest may arise at future dates. The Company has been advised of and agrees to waive such current conflicts of interest as they exist as of the Effective Date. Disclosure of future conflicts of interest may be made in writing or through oral communication.  Acknowledgement of future conflicts of interest and Company’s waiver of any cause of action against Consultant related to such conflict of interest may be made in writing or through oral communication.

(n)           Acknowledgments and Assent.  The Parties acknowledge that they have been given at least ten (10) days to consider this Agreement and that they were advised to consult with an independent attorney prior to signing this Agreement and that they have in fact consulted with counsel of their own choosing prior to executing this Agreement.  The Parties may revoke this Agreement for a period of three (3) calendar days after signing this Agreement, and the Agreement shall not be effective or enforceable until the expiration of this three (3) day revocation period.  The Parties agree that they have read this Agreement and understand the content herein, and freely and voluntarily assent to all of the terms herein.

***SIGNATURE PAGE FOLLOWS***

SIGNATURE PAGE

IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the date first above written.

NOCTUA FUND MANAGER, LLC ___________________________________ By: James B. Panther, II Its: Managing Director	COCONNECT, INC. _________________________________ By: Brad M. Bingham, Esq. Its: Interim Chief Executive Officer

A FACSIMILE COPY OF THIS AGREEMENT SHALL HAVE THE SAME LEGAL EFFECT AS AN ORIGINAL OF THE SAME.

LIST OF EXHIBITS

Exhibit A………… Specimen Convertible Promissory Note
Exhibit B………… Specimen Certificate of Amendment to the Articles of Incorporation designating the Series A Preferred Stock
Exhibit C…………Irrevocable TA Instruction Letter

]
THIS SECURED CONVERTIBLE PROMISSORY NOTE (THE “NOTE”) AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”).  THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THIS NOTE OR THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE UNDER SAID SECURITIES ACT, OR ANY OTHER VALID EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH SECURITIES ACT OR AN OPINION OF COUNSEL FROM THE HOLDER (AS DEFINED HEREIN) THAT REGISTRATION IS NOT REQUIRED UNDER SAID SECURITIES ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID SECURITIES ACT.

COCONNECT, INC.

SECURED CONVERTIBLE PROMISSORY NOTE

Principal Amount: $____________	Issuance Date: ______________

Interest Rate: 12%

FOR VALUE RECEIVED, CoConnect, Inc., a Nevada corporation (the “Borrower”), has entered into this Secured Convertible Promissory Note (the “Note”) and hereby promises to pay to Noctua Fund Manager, LLC, a Delaware limited liability company (the “Holder”) as further described herein, the sum of $__________. The Holder and the Borrower may hereinafter be referred to individually as a “Party” and collectively as the “Parties.”

NOW, THEREFORE, in consideration of the mutual covenants and other agreements contained herein, and for good and valuable consideration, receipt of which is hereby acknowledged, the Borrower hereby issues this Note and the Parties hereby agree as follows:

SECTION 1
GENERAL PROVISIONS

1.1            Issuance of Note.  Upon the following terms and conditions, the Borrower hereby issues to the Holder, and the Holder hereby accepts from the Borrower, this Note, convertible into shares of the Borrower's common stock, par value $0.01 per share (the “Common Stock”), due and payable on or before one hundred and eighty (180) days following the Issuance Date (the “Maturity Date”). Subject to the conversion rights of the Holder as described herein, the Note may only be repaid by the Borrower in its entirety, including all principal and interest due and owing at such time of repayment, and may not be repaid by the Borrower in installments or increments without the express prior written consent of the Holder. The Borrower and the Holder are executing and delivering this Note in accordance with and in reliance upon the exemption from securities registration afforded by Section 4(2) of the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), including Regulation D, and/or upon such other exemption from the registration requirements of the Securities Act as may be available with respect to any or all of the investments to be made hereunder.

1.2           Interest.  Beginning on the Issuance Date, the outstanding principal balance of this Note shall bear interest, in arrears, at a rate per annum equal to twelve percent (12%), of the Note, payable upon the Maturity Date at the option of the Holder in (i) cash, or (ii) in registered shares of Common Stock. If Holder elects to receive interest in Common Stock, the price of the Common Stock shall be determined in accordance with Section 2 herein. Interest shall be computed on the basis of a 360-day year of twelve (12) 30-day months and shall accrue commencing on the Issuance Date. Furthermore, upon the occurrence of an Event of Default (as defined in Section 5 below), then to the extent permitted by law, the Borrower will pay interest to the Holder, payable on demand, on the outstanding principal balance of the Note from the date of the Event of Default until such Event of Default is cured at the rate of the lesser of (i) fifteen percent (15%); and (ii) the maximum applicable legal rate per annum. Nothing contained herein or in any document referred to herein or delivered in connection herewith shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law.  In the event that the rate of interest or dividends required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against any principal amount owed by the Borrower to the Holder and thus refunded to the Borrower.

1.3            Conversion.  Pursuant to the terms of the Escrow Agreement (the “Escrow Agreement,” attached hereto as Exhibit A), the Borrower has authorized, and has reserved and covenants to continue to reserve in escrow, free of preemptive rights and other similar contractual rights of stockholders, three (3) times the number of shares of Common Stock convertible under the Note as of the Issuance Date equal to __________________ shares of Common Stock (the “Escrow Pool”). In the event the shares held in the Escrow Pool are exhausted through conversion of the Note and any principal or interest under the Note remains outstanding, from time to time and upon sole demand by the Holder and with no further consent needed from the Company, the Company’s transfer agent shall issue into the Escrow Pool additional shares such that the number of shares in the Escrow Pool as of such demand date maintains the three times multiple described above. Any shares of Common Stock issuable upon conversion of the Note and any interest accrued and outstanding on the Note are herein referred to as the “Conversion Shares”. The Note and the Conversion Shares are sometimes collectively referred to herein as the “Securities”. The conversion privileges set forth in Section 2 shall remain in full force and effect immediately from Issuance Date and until the Note is paid in full regardless of the occurrence of an Event of Default.  The Note shall be payable in full upon demand, unless previously converted into Common Stock in accordance with Section 2 hereof.

1.4           Security Interest.  The Note shall be secured by all of the assets of the Borrower up to the amount of this Note (the “Collateral”). The Borrower hereby provides the Holder express consent to file a UCC-1 Financing Statement for the purpose of securing the Holder’s interest in the Collateral.

SECTION 2
CONVERSION RIGHTS

The Holder shall have the right to convert the principal and any interest due under this Note into Conversion Shares as set forth below.

2.1           Conversion into the Borrower's Common Stock.

(a)          The Holder shall have the right from and after the date of the issuance of this Note and then at any time until this Note is fully paid, to convert any outstanding and unpaid principal portion of this Note, at the election of the Holder (the date of giving of such notice of conversion being a "Conversion Date") into fully paid and non-assessable shares of Common Stock as such stock exists on the date of issuance of this Note, or any shares of capital stock of Borrower into which such Common Stock shall hereafter be changed or reclassified, at the conversion price per share of $0.01 (the “Conversion Price”), subject to adjustment as provided herein. Upon delivery to the Borrower of a notice of conversion, the Borrower shall issue and deliver to the Holder within three (3) business days after the Conversion Date (such third day being the “Delivery Date”) that number of shares of Common Stock for the portion of the Note converted in accordance with the foregoing. At the election of the Holder, the Borrower will deliver accrued but unpaid interest on the Note, if any, through the Conversion Date directly to the Holder. The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing that portion of the principal of the Note to be converted by the Conversion Price.

(b)            The Conversion Price and number and kind of shares or other securities to be issued upon conversion determined pursuant to this Section 2, shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

(i)           Merger, Sale of Assets, etc.  If the Borrower at any time shall consolidate with or merge into or sell or convey all or substantially all its assets to any other corporation, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase such number and kind of shares or other securities and property as would have been issuable or distributable on account of such consolidation, merger, sale or conveyance, upon or with respect to the securities subject to the conversion or purchase right immediately prior to such consolidation, merger, sale or conveyance.  The foregoing provision shall similarly apply to successive transactions of a similar nature by any such successor or Holder. Without limiting the generality of the foregoing, the anti-dilution provisions of this Section shall apply to such securities of such successor or Holder after any such consolidation, merger, sale or conveyance.

(ii)           Reclassification, etc.  If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes that may be issued or outstanding, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

(iii)           Stock Splits, Combinations and Dividends.  In the event of any capital restructuring of the Borrower including, but not limited to, any event in which the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock or if a dividend is paid on the Common Stock in shares of Common Stock, the Conversion Price shall be adjusted to the lesser of: (i) $0.01; or (ii) 70% of the lowest closing bid price of the Common Stock as quoted by Bloomberg, LP for the thirty (30) day period prior to such Conversion Date.

(iv)           Ratchet Provision.   If the Borrower shall issue or agree to issue any shares of Common Stock for a consideration less than the Conversion Price in effect at the time of such issuance, then, and thereafter successively upon each such issuance, the Conversion Price shall be reduced to match such subsequent lower issuance price. For purposes of this adjustment, the issuance of any security carrying the right to convert such security into shares of Common Stock or of any warrant, right or option to purchase Common Stock shall result in an adjustment to the Conversion Price upon the issuance of the above-described security and again upon the issuance of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the then applicable Conversion Price.

(v)          Event of Default.   The Conversion Price shall be adjusted pursuant to Section 5.2 herein.

 (c)           Borrower represents that upon the issuance of any Conversion Shares, such shares will be duly and validly issued, fully paid and non-assessable.  Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

2.2           Method of Conversion.  This Note may be converted by the Holder in whole or in part as described in this Section.  Upon partial conversion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Borrower to the Holder for the principal balance of this Note and interest which shall not have been converted or paid.

2.3           Maximum Conversion.  The Holder shall not be entitled to convert an amount of the Note which would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock of the Borrower on such Conversion Date; provided, however, the Holder may waive the limitations set forth herein at its sole and absolute discretion by written notice of not less than sixty-one (61) days to the Borrower.  For the purposes of the provision to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. Subject to the foregoing, the Holder shall not be limited to aggregate conversions of only 4.99% and aggregate conversion by the Holder may exceed 4.99%.The Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the Note are convertible shall be the responsibility and obligation of the Holder.  The Holder may waive the conversion limitation described in this section, in whole or in part, upon and effective after ten (10) days prior written notice to the Borrower to increase such percentage to up to 9.99%. The Holder may allocate which of the equity of the Borrower deemed beneficially owned by the Holder shall be included in the 4.99% amount or up to 9.99% amount as described above.

2.4            Buy-In.  In addition to any other rights available to the Holder, if the Borrower fails to deliver to the Holder shares issuable upon conversion of a Note by the Delivery Date (as defined herein) and if after seven (7) business days after such date the Holder or a broker on the Holder’s behalf, purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Common Stock which the Holder was entitled to receive upon such conversion (a "Buy-In"), then the Borrower shall pay in cash to the Holder (in addition to any remedies available to or elected by the Holder) the amount by which (i) the Holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (ii) the aggregate principal and/or interest amount of the Note for which such conversion, exercise or required delivery was not timely honored, together with interest thereon at a rate of 15% per annum, accruing until such amount and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty). For example, if the Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of $10,000 of note principal having an aggregate purchase price of $10,000, then the Borrower shall be required to pay the Holder $1,000, plus interest. The Holder shall provide the Borrower written notice indicating the amounts payable to the Holder in respect of the Buy-In.

SECTION 3
REPRESENTATIONS AND WARRANTIES

3.1           Representations and Warranties of the Borrower.  The Borrower hereby represents and warrants to the Holder as follows:

(a)          Due Incorporation.  The Borrower is a corporation duly organized, validly existing and in good standing under the laws of Nevada and has the requisite corporate power to own its properties and to carry on its business. The Borrower is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by it makes such qualification necessary, other than those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect.  For purpose of this Note, a “Material Adverse Effect” shall mean a material adverse effect on the financial condition, results of operations, properties or business of the Borrower taken individually, or in the aggregate, as a whole.  For purposes of this Note, “Subsidiary” means, with respect to any entity at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity of which more than 50% of (i) the outstanding capital stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors or other managing body of such entity, (ii) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (iii) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such entity.

(b)            Capitalization.  All issued and outstanding shares of capital stock of the Borrower have been duly authorized and validly issued and are fully paid and nonassessable. In the event the Borrower receives a demand for conversion pursuant to the Note and the Borrower does not have sufficient shares in its treasury of authorized but unissued shares of Common Stock, the Borrower shall immediately, through whatever legal means necessary, amend its corporate charter to increase its authorized stock such that the Borrower is able to maintain the number of shares of Common Stock held in the Escrow Pool required pursuant to this Note and the Escrow Agreement.

(c)            Authority; Enforceability.  This Note has been duly authorized, executed and delivered by the Borrower and Subsidiaries (as the case may be) and are valid and binding agreements enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity.  The Borrower and Subsidiaries have full corporate power and authority necessary to enter into and deliver the Note and to perform their obligations thereunder.

(d)            Additional Issuances.   Other than previously disclosed in the Borrower’s public filings, there are no outstanding agreements or preemptive or similar rights affecting the Common Stock or equity and no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, or agreements or understandings with respect to the sale or issuance of any shares of Common Stock or equity of the Borrower or other equity interest in any of the Subsidiaries of the Borrower.

(e)            No Violation or Conflict.  Neither the issuance nor sale of the Securities nor the performance of the Borrower’s obligations under this Note and all other agreements entered into by the Borrower relating thereto by the Borrower will:

(i)           violate, conflict with, result in a breach of, or constitute a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute a default in any  material respect) of a material nature under (1) the articles or certificate of incorporation, charter or bylaws of the Borrower, (2) any decree, judgment, order, law, treaty, rule, regulation or determination applicable to the Borrower of any court, governmental agency or body, or arbitrator having jurisdiction over the Borrower or over the properties or assets of the Borrower or any of its affiliates, (3) the terms of any bond, debenture, note or any other evidence of indebtedness, or any agreement, stock option or other similar plan, indenture, lease, mortgage, deed of trust or other instrument to which the Borrower or any of its affiliates is a party, by which the Borrower or any of its affiliates is bound, or to which any of the properties of the Borrower or any of its affiliates is subject, or (4) the terms of any “lock-up” or similar provision of any underwriting or similar agreement to which the Borrower, or any of its affiliates is a party except the violation, conflict, breach, or default of which would not have a Material Adverse Effect;

(ii)           result in the creation or imposition of any lien, charge or encumbrance upon the Securities or any of the assets of the Borrower or any of its affiliates, except as contemplated herein;

(iii)           result in the activation of any anti-dilution rights or a reset or repricing of any debt or security instrument of any other creditor or equity holder of the Borrower, nor result in the acceleration of the due date of any obligation of the Borrower; or

(iv)           result in the activation of any piggy-back registration rights of any person or entity holding securities or debt of the Borrower or having the right to receive securities of the Borrower.

(f)            The Securities.  The Securities upon issuance:

(i)           are, or will be, free and clear of any security interests, liens, claims or other encumbrances, subject to restrictions upon transfer under the Securities Act and any applicable state securities laws;

(ii)           have been, or will be, duly and validly authorized and on the date of issuance of the Conversion Shares, the Conversion Shares will be duly and validly issued, fully paid and nonassessable or if registered pursuant to the Securities Act, and resold pursuant to an effective registration statement will be free trading and unrestricted;

(iii)           will not have been issued or sold in violation of any preemptive or other similar rights of the holders of any securities of the Borrower;

(iv)           will not subject the holders thereof to personal liability by reason of being such holders, provided Holder’s representations herein are true and accurate and Holder takes no actions or fails to take any actions required for their purchase of the Securities to be in compliance with all applicable laws and regulations; and

(v)           provided Holder’s representations herein are true and accurate, will have been issued in reliance upon an exemption from the registration requirements of and will not result in a violation of Section 5 under the Securities Act.

(g)            Stop Transfer.  The Borrower will not issue any stop transfer order or other order impeding the sale, resale, removal of restrictive legend pursuant to Section 4.10 herein or any other exemption to the Securities Act or delivery of any of the Securities, except as may be required by any applicable federal or state securities laws. In addition, the Borrower hereby warrants to the transfer agent of record at the time any Conversion Shares are submitted for restriction removal pursuant to Section 4.10 herein that such a removal of restriction and subsequent transfer is a “routine” transfer as defined in the Securities Exchange Act of 1934.

(h)            Defaults.   The Borrower is not in violation of its articles of incorporation or bylaws and is (i) not in default under or in violation of any other material agreement or instrument to which it is a party or by which it or any of its properties are bound or affected, which default or violation would have a Material Adverse Effect, (ii) not in default with respect to any order of any court, arbitrator or governmental body or subject to or party to any order of any court or governmental authority arising out of any action, suit or proceeding under any statute or other law respecting antitrust, monopoly, restraint of trade, unfair competition or similar matters, or (iii) to the Borrower’s knowledge not in violation of any statute, rule or regulation of any governmental authority which violation would have a Material Adverse Effect.

(i)            Not an Integrated Offering.  Neither the Borrower, nor any of its affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would cause the offer of the Securities pursuant to this Note to be integrated with prior offerings by the Borrower for purposes of the Securities Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of the principal market which would impair the exemptions relied upon herein or the Borrower’s ability to timely comply with its obligations hereunder. Nor will the Borrower or any of its affiliates take any action or steps that would cause the offer or issuance of the Securities to be integrated with other offerings which would impair the exemptions relied upon in this offering or the Borrower’s ability to timely comply with its obligations hereunder. The Borrower will not conduct any offering other than the transactions contemplated hereby that will be integrated with the offer or issuance of the Securities which would impair the exemptions relied upon in this offering or the Borrower’s ability to timely comply with its obligations hereunder.

(j)            No Undisclosed Liabilities.  The Borrower has no liabilities or obligations which are material, individually or in the aggregate, which are not disclosed herein, other than those incurred in the ordinary course of the Borrower’s businesses and which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(k)            Investment Company.   Neither the Borrower nor any affiliate is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(l)            Survival.  The foregoing representations and warranties shall survive until three (3) years after the Issuance Date.

3.2            Representations and Warranties of the Holder.  The Holder hereby represents and warrants to the Borrower with respect solely to itself and not with respect to any other Holder as follows:

(a)            Organization and Standing of the Holder.  The Holder is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its Delaware.

(b)            Authorization and Power.  The Holder has the requisite power and authority to enter into this Note and to receive the Securities being sold to it hereunder.  The execution, delivery and performance of the Securities by the Holder and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate or partnership action, and no further consent or authorization of such Holder or its Board of Directors, stockholders, or partners, as the case may be, is required. When executed and delivered by the Holder, the Note shall constitute valid and binding obligations of the Holder enforceable against such Holder in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor's rights and remedies or by other equitable principles of general application.

(c)            Acquisition for Investment.  The Holder is purchasing the Securities solely for its own account and not with a view to or for sale in connection with distribution. The Holder does not have a present intention to sell any of the Securities, nor a present arrangement (whether or not legally binding) or intention to effect any distribution of any of the Securities to or through any person or entity; provided, however, that by making the representations herein, such Holder does not agree to hold the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with Federal and state securities laws applicable to such disposition. The Holder acknowledges that it (i) has such knowledge and experience in financial and business matters such that Holder is capable of evaluating the merits and risks of Holder's investment in the Borrower, (ii) is able to bear the financial risks associated with an investment in the Securities and (iii) has been given full access to such records of the Borrower and the Subsidiaries and to the officers of the Borrower and the Subsidiaries as it has deemed necessary or appropriate to conduct its due diligence investigation.

(d)            No General Solicitation.  The Holder acknowledges that the Securities were not offered to such Holder by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which such Holder was invited by any of the foregoing means of communications. The Holder, in making the decision to purchase the Securities, has relied upon independent investigation made by it and has not relied on any information or representations made by third parties.

(e)            Certain Fees.  Other than as described herein, the Holder has not employed any broker or finder or incurred any liability for any brokerage or investment banking fees, commissions, finders' structuring fees, financial advisory fees or other similar fees in connection with the Note.

SECTION 4
COVENANTS

The Borrower covenants with the Holder as follows, which covenants are for the benefit of the Holder and their respective permitted assignees.

4.1           Inspection Rights.  The Borrower shall permit, during normal business hours and upon reasonable request and reasonable notice, the Holder or any employees, agents or representatives thereof, so long as such Holder shall be obligated hereunder to purchase the Note or shall beneficially own any Conversion Shares for purposes reasonably related to such Holder's interests as a stockholder, to examine the publicly available, non-confidential records and books of account of, and visit and inspect the properties, assets, operations and business of the Borrower and any Subsidiary, and to discuss the publicly available, non-confidential affairs, finances and accounts of the Borrower and any Subsidiary with any of its officers, consultants, directors, and key employees.

4.2           Compliance with Laws.  The Borrower shall comply, and cause each Subsidiary to comply, with all applicable laws, rules, regulations and orders, noncompliance with which would be reasonably likely to have a Material Adverse Effect.

4.3           Keeping of Records and Books of Account.  The Borrower shall keep and cause each Subsidiary to keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Borrower and its Subsidiaries, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

4.4           Other Agreements.  The Borrower shall not enter into any agreement in which the terms of such agreement would restrict or impair the right or ability to perform of the Borrower or any Subsidiary under the Note.

4.5           Disclosure of Material Information.  The Borrower covenants and agrees that neither it nor any other person acting on its behalf has provided or will provide any Holder or its agents or counsel with any information that the Borrower believes constitutes material non-public information, unless prior thereto such Holder shall have executed a written agreement regarding the confidentiality and use of such information.  The Borrower understands and confirms that the Holder shall be relying on the foregoing representations in effecting transactions in securities of the Borrower. In the event such information is disclosed to the Holder, the Borrower shall publicly disclose such information in a Form 8-K filed with the United States Securities and Exchange Commission (the “SEC”) within four days of the disclosure of such information.

4.6           Pledge of Securities.  The Borrower acknowledges that the Securities may be pledged by a Holder in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by the Securities. The pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and no Holder effecting a pledge of the Securities shall be required to provide the Borrower with any notice thereof or otherwise make any delivery to the Borrower pursuant to this Note; provided that a Holder and its pledgee shall be required to comply with the provisions herein in order to effect a sale, transfer or assignment of Securities to such pledgee.

4.7           Corporate Document Amendments.  The Borrower shall not amend or waive any provision of the Articles of Incorporation or Bylaws of the Borrower without the express written consent of the Holder.

4.8           Stock Splits.   The Borrower shall not alter its capital structure in any way, including but not limited to, a reverse or forward split of its Common Stock, without express written consent from the Holder.

4.9           Distributions.  So long as the Note remains outstanding, the Borrower agrees that it shall not (i) declare or pay any dividends or make any distributions to any holder(s) of Common Stock or other equity security of the Borrower or (ii) purchase or otherwise acquire for value, directly or indirectly, any Common Stock or other equity security of the Borrower.

4.10           Reservation of Shares.  So long as the Note remains outstanding, the Borrower shall take all action necessary to at all times have authorized and reserved for the purpose of issuance, one hundred and fifty percent (150%) of the aggregate number of shares of Common Stock needed to provide for the issuance of the Conversion Shares.

4.11           Transfer Agent.  The Borrower’s current transfer agent is Action Stock Transfer Corporation. So long as the Note remains outstanding, the Borrower shall not change transfer agents without the express written consent of the Holder. In addition, the Borrower shall issue irrevocable instructions (the “Irrevocable Transfer Agent Instructions” attached hereto as Exhibit B) to its transfer agent, and any subsequent transfer agent which shall reference this Note and the rights, powers and privileges provided to the Holder hereunder which shall be acknowledged and agreed to by the transfer agent. The Borrower warrants that no instruction other than the Escrow Agreement and the Irrevocable Transfer Agent Instructions referred to in this Section will be given by the Borrower to its transfer agent and that the Conversion Shares shall otherwise be freely transferable on the books and records of the Borrower as and to the extent provided in this Note. If the Holder provides the Borrower or the Borrower’s transfer agent with an opinion of counsel of the Holder’s choosing to the effect that a public sale, assignment or transfer of the Conversion Shares may be made without registration under the Securities Act or the Holder provides the Borrower with reasonable assurances that the Conversion Shares can be sold pursuant to Rule 144 (or any other exemption to the Securities Act) without any restriction as to the number of securities acquired as of a particular date that can then be immediately sold, the Borrower hereby expressly authorizes the transfer agent to accept such opinion or assurances without any Borrower approval required and expressly authorizes and instructs the transfer agent to affect such transfer, and, in the case of the Conversion Shares, issue one or more certificates (or transfer via electronic DWAC transfer if applicable) in such name and in such denominations as specified by such Holder and without any restrictive legend.  The Borrower acknowledges that a breach by it of its obligations under this Section will cause irreparable harm to the Holder by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Borrower acknowledges that the remedy at law for a breach of its obligations under this Section will be inadequate and agrees, in the event of a breach or threatened breach by the Borrower of the provisions of this Section, that the Holder shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer of such shares, without the necessity of showing economic loss and without any bond or other security being required.

4.12           Disposition of Assets.  So long as the Note remains outstanding, neither the Borrower nor any Subsidiary shall sell, transfer or otherwise dispose of any of its properties, assets and rights including, without limitation, its intellectual property to any person except for sales with the prior written consent of the Holder.

4.13           Restrictions on Issuances of Securities.  So long as any amount of the principal or interest of the Note remains outstanding, the Borrower shall not issue any additional securities, including any class of common or preferred shares, nor designate any new class of securities without the prior written consent of the Holder.

4.14           Restrictions and Conditions on Subsequent Financings.  So long as any amount of the principal or interest of the Note remains outstanding, the Borrower shall not offer or sell to, or exchange with (or other type of distribution to) any third party any debt instrument, including, but not limited to securities convertible, exercisable or exchangeable into Common Stock or any other equity security of the Borrower (a “Subsequent Financing”), without notice to the Holder and prior written consent of the Holder with such consent not, provided adequate security to the Holder, to be unreasonably withheld. In the event the Borrower enters into a Subsequent Financing with consent from the Holder, then, and thereafter successively upon each such issuance, the Conversion Price shall be reduced to match such subsequent lower issuance price in such Subsequent Financing. For purposes of this adjustment, the issuance of any security carrying the right to convert such security into shares of Common Stock or of any warrant, right or option to purchase Common Stock shall result in an adjustment to the Conversion Price upon the issuance of the above-described security and again upon the issuance of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the then applicable Conversion Price. In addition, in the event the Borrower enters into any Subsequent Financing with consent from the Holder, the Holder shall maintain the right to convert any outstanding principal balance and interest of the Note at such time into the financial instrument and under the same terms of such Subsequent Financing. In the event the Borrower offers any Subsequent Financing with consent from the Holder, the Holder shall maintain a right of first refusal such that the Holder shall have the right, at its sole and exclusive option, to purchase up to one hundred percent (100%) of the debt or equity instruments offered in such Subsequent Financing.

SECTION 5
EVENT OF DEFAULT

5.1           Event of Default.  The occurrence of any of the following events shall be deemed an "Event of Default":

a.           Failure to Pay Principal or Interest.  The Borrower fails to pay any installment of principal amount, interest or other sum due under this Note when due and such failure continues for a period of five (5) business days after the due date.

b.          Failure to Convert. The Borrower provides notice to the Holder, including by way of public announcement, at any time, of its inability to comply or its intention not to comply with proper requests for conversion of this Note into shares of Common Stock.

c.          Breach of Covenant.  The Borrower breaches any material covenant or other term or condition of this Note in any material respect and such breach, if subject to cure, continues for a period of five (5) business days. The Parties hereby specifically agree that Section 4 Covenants including, but not limited to, Sections 4.4 through 4.13, are material covenants and as such, if breached, shall be considered an Event of Default. Such specific reference to Sections 4.4 through 4.13 shall in no way signify that any other covenant contained herein is not a material covenant.

d.          Breach of Representations and Warranties.  Any material representation or warranty of the Borrower made herein or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith or therewith shall be false or misleading in any material respect as of the date made.

e.          Receiver or Trustee.  The Borrower or any Subsidiary of Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for them or for a substantial part of their property or business; or such a receiver or trustee shall otherwise be appointed.

f.          Bankruptcy.  Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower or any Subsidiary of Borrower and if instituted against them are not dismissed within forty-five (45) days of initiation.

g.          Delisting.   The Borrower currently trades of the Over The Counter Bulletin Board (“OTCBB”). Any delisting of the Common Stock from the OTCBB, failure to comply with the requirements for continued listing on the OTCBB for a period of seven consecutive trading days or notification from the OTCBB that the Borrower is not in compliance with the conditions for such continued listing on such Principal market.

h.          Stop Trade.  An SEC or judicial stop trade order or OTCBB trading suspension with respect to Borrower’s Common Stock that lasts for five (5) or more consecutive trading days.

i.          Failure to Deliver Common Stock or Replacement Note.  Borrower's failure to deliver any Common Stock to the Holder, including but not limited to Conversion Shares, pursuant to and in the form required by this Note, and, if requested by Borrower, a replacement Note within five (5) business days.

j.          Failure to Remove Restrictive Legend. The failure of the Borrower or its transfer agent to remove any legend from shares of Common Stock pursuant to Section 4.10 herein and issue such un-legended certificates to the Holder within five (5) business days of the Holder’s request.

k.          Reservation Default.  The occurrence of reservation default as described in this Note.

5.2           Effects of Event of Default.

a.          In the event an Event of Default occurs: (i) at the option of the Holder, all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder shall become immediately due and payable upon demand, without presentment, or grace period, all of which hereby are expressly waived, except as set forth below; and (ii) the Conversion Price shall be adjusted to the lower of: (a) the Conversion Price in effect at the time of such Event of Default; or (b) $.00003. Such default Conversion Price shall not be adjusted or affected in any way by any corporate actions, including any forward or reverse split of the borrower’s Common Stock.

b.          In the event of an Event of Default pursuant to Section 4.7 or 4.8 herein, or in the event the Holder waives the restrictive provisions of Section 4.7 or 4.8, the Borrower shall amend their Articles of Incorporation and designate One Hundred Thousand (100,000) shares of a class of preferred stock (the “Series A Preferred Stock”) with such rights, powers, privileges and preferences as outlined in the specimen Certificate of Amendment to the Articles of Incorporation designating the Series A Preferred Stock attached hereto as Exhibit C. Immediately upon such Event of Default described in this Section and subsequent amendment and designation, the Borrower shall have the sole and exclusive option to convert 25% of the then outstanding principal and interest due and owing under the Note at such time into all 100,000 shares of the Series A Preferred Stock.

SECTION 6
INDEMNIFICATION

6.1           General Indemnity.  The Borrower agrees to indemnify the Holder and hold it harmless against any losses, claims, damages or liabilities incurred by the Holder, in connection with, or relating in any manner, directly or indirectly, to the Holder in connection with the Note. Additionally, the Borrower agrees to reimburse the Holder immediately for any and all expenses, including, without limitation, attorney fees, incurred by the Holder in connection with investigating, preparing to defend or defending, or otherwise being involved in, any lawsuits, claims or other proceedings arising out of or in connection with or relating in any manner, directly or indirectly, from the Note (as defendant, nonparty, or in any other capacity other than as a plaintiff, including, without limitation, as a party in an interpleader action).  The Borrower further agrees that the indemnification and reimbursement commitments set forth in this paragraph shall extend to any controlling person, strategic alliance, partner, member, shareholder, director, officer, employee, agent or subcontractor of the Holder and their heirs, legal representatives, successors and assigns.  The provisions set forth in this Section shall survive any termination of this Note.

SECTION 7
MISCELLANEOUS

7.1           Fees and Expenses.  Each Party shall pay the fees and expenses of its advisors, counsel, accountants and other experts, if any, and all other expenses, incurred by such Party incident to the negotiation, preparation, execution, delivery and performance of this Note; provided however, the Borrower shall pay all reasonable fees and expenses incurred by the Holder in connection with the enforcement of this Note, including, without limitation, all reasonable attorneys' fees and expenses.

7.2           Specific Performance; Consent to Jurisdiction; Venue.

(a)            The Borrower and the Holder acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Note was not performed in accordance with its specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Note and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

(b)            This Note shall be governed by and construed in accordance with the laws of the State of California without reference to applicable conflict of law principles.  All Parties consent to the exclusive jurisdiction of the state courts sitting in San Diego County, California in any action, suit or other proceeding arising out of or relating to this Note and each Party irrevocably agrees that all claims and demands in respect of any such action, suit or proceeding may be heard and determined in any such court and irrevocably waives any objection it may now or hereafter have as to the venue of any such action, suit or proceeding brought in any such court or that such court is an inconvenient forum. EACH PARTY WAIVES ITS RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS NOTE IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY HERETO.  Whenever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but, if any provision of this Note shall be held to be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

7.3           Entire Agreement; Amendment.  This Note contains the entire understanding and agreement of the Parties with respect to the matters covered hereby and, except as specifically set forth herein, neither the Borrower nor any Holder make any representation, warranty, covenant or undertaking with respect to such matters, and they supersede all prior understandings and agreements with respect to said subject matter, all of which are merged herein.  No provision of this Note may be waived or amended other than by a written instrument signed by the Borrower and the Holder holding at least a majority of the principal amount of the Note then held by the Holder. Any amendment or waiver effected in accordance with this Section shall be binding upon the Holder (and their permitted assigns) and the Borrower.

7.4           Notices.  Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery, by telecopy, facsimile or electronic mail transmission at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be:

If to the Borrower, to:	If to the Holder, to:

CoConnect, Inc.	Noctua Fund Manager, LLC

Any Party hereto may from time to time change its address for notices by giving written notice of such changed address to the other Party hereto.

7.5           Waivers.  No waiver by either Party of any default with respect to any provision, condition or requirement of this Note shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

7.6           Headings.  The article, section and subsection headings in this Note are for convenience only and shall not constitute a part of this Note for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

7.7           Assignability.  This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns. This Note, and all of the terms and conditions described herein, is assignable and may be transferred sold, or pledged, hypothecated or otherwise granted as security freely by the Holder. The Borrower may not assign any of its obligations under this Note without the express written consent of the Holder.

7.8           No Third Party Beneficiaries.  This Note is intended for the benefit of the Parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

7.9           Survival.  The representations and warranties of the Borrower and the Holder shall survive the execution and delivery hereof.

7.10           Counterparts.  This Note may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each Party and delivered to the other Parties hereto, it being understood that all Parties need not sign the same counterpart. A facsimile copy of this Note shall have the same legal effect as an original of the same.

7.11           Severability.  The provisions of this Note are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Note shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Note and this Note shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

7.12           Further Assurances.  From and after the date of this Note, upon the request of the Holder or the Borrower, the Borrower and the Holder shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Note

7.13           Shareholder Status.  The Holder shall not have rights as a shareholder, including any voting right, of the Borrower with respect to unconverted portions of this Note. However, the Holder will have all the rights of a shareholder of the Borrower with respect to the shares of Common Stock to be received by Holder after delivery by the Holder of a Conversion Notice to the Borrower.

7.14           Acknowledgments and Assent.  The Parties individually and collectively acknowledge that they have been given adequate time to consider this Note and that they were advised to consult with an independent attorney prior to signing this Note and that they have in fact consulted with counsel of their own choosing prior to executing this Note. The Parties agree that they have read this Note and understand the content herein, and freely and voluntarily assent to all of the terms herein.

***SIGNATURE PAGE FOLLOWS***

SIGNATURE PAGE

IN WITNESS WHEREOF, the Borrower has signed and sealed this Note and delivered it as of the date first set forth above.

COCONNECT, INC. A Nevada corporation
By: Its:

FACSIMILE COPY OF THIS NOTE SHALL HAVE THE SAME LEGAL EFFECT AS AN ORIGINAL OF THE SAME.

LIST OF EXHIBITS

Exhibit A…………Escrow Agreement
Exhibit B…………Irrevocable Transfer Agent Instruction Letter
Exhibit C…………Specimen Certificate of Amendment to the Articles of Incorporation designating the Series A Preferred Stock

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (the “Agreement”) is dated as of _______, _____ by and among (i) CoConnect, Inc., a Nevada corporation (the "Company”), (ii) Noctua Fund Manager, LLC, a Delaware limited liability company (“NFM”), and (iii) Action Stock Transfer Corporation (the “Escrow Agent”) (The Company, NFM and the Escrow Agent may hereinafter be referred to individually as a “Party” and collectively as the “Parties”).

RECITALS

WHEREAS, on or about ________, ______, the Company issued NFM  a convertible promissory note in the amount of $__________ (the “Note,” a copy of which has been attached hereto as Exhibit A) (Capitalized terms used and not otherwise defined herein that are defined in the Note shall have the meanings given to such terms in the Note);

WHEREAS, pursuant to the terms of the Note, the Company is required to reserve three times the number of shares of Common Stock convertible under the Note as of the Issuance Date equal to __________________ shares of Common Stock (the “Escrow Pool”) which shall be held in the Company’s name and disbursed to NFM pursuant to the terms of this Agreement and the Note; and

WHEREAS, the Note may be converted, in whole or in part, at the sole discretion of NFM, into shares of the Company’s common stock from the shares held in the Escrow Pool (such converted shares being the “Conversion Shares”) pursuant to the terms of this Agreement and the Note;

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and other agreements described in this Agreement and the Note, and for good and valuable consideration, receipt of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

GENERAL TERMS

1.1           Company Reservation.  The Escrow Agent shall reserve from the Company’s treasury the Escrow Pool which shall be reserved for the benefit of NFM and held in escrow pursuant to the terms of the Agreement and Note. In the event the shares held in the Escrow Pool are exhausted through conversion of the Note and any principal or interest under the Note remains outstanding, from time to time and upon sole demand by the NFM and with no further consent needed from the Company, the Company’s transfer agent shall issue into the Escrow Pool additional shares such that the number of shares in the Escrow Pool as of such demand date maintains the three times multiple described above.

1.2           Intention to Restrict Issuance of the Escrow Pool.  The Company intends that Escrow Pool shall be reserved by the Escrow Agent pursuant to this Agreement and the Note. The Company hereby instructs the Escrow Agent to reserve the Escrow Pool as security pursuant to the terms of the Note and acknowledges these shares may not be issued for any other purpose other than pursuant to the Note at the instruction of NFM.

1.3           Escrow Agent Deliveries.  The Escrow Agent shall hold and release the Escrow Pool only in accordance with the terms and conditions of this Agreement and the Note.

1.4           Escrow Agent Compensation.                                                            The Escrow Agent’s compensation for acting as escrow agent pursuant to the terms of this Agreement shall consist of their normal transfer fees associated with the issuance of shares pursuant to this Agreement. The Escrow Agent shall receive an initial non-refundable deposit of $200 which shall be held by the Escrow Agent and credited against any subsequent issuance of Conversion Shares.

1.5           Ownership and Dispositive Rights. All shares held in the Escrow Pool shall be issued and held in the name of CoConnect, Inc. and shall deemed owned and under the voting control of the Company until or if released (and, once released, deemed owned by the person to whom released) from escrow, for purposes of Section 13 and Section 16 of the Securities Exchange Act of 1934, as amended. No other documentation, including, but not limited to a stock power, from any other party, including the Company, other than a Conversion Demand (as defined below) shall be required for the issuance of Conversion Shares as described in this Agreement.

1.5           Maximum Conversion.  NFM shall not be entitled to the issuance of any Conversion Shares which would result in beneficial ownership by NFM and its affiliates of more than 4.99% of the outstanding shares of the Company’s common stock on any conversion date. For the purposes of this Section, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder.  Subject to the foregoing, NFM shall not be limited to aggregate conversions of only 4.99% and aggregate conversion by NFM may exceed 4.99%. NFM may waive the issuance limitations described in this Section, in whole or in part, upon and effective after 61 days prior written notice to the Company.

ARTICLE II
RELEASE OF CONVERSION SHARES

2.1           Disbursement of Conversion Shares.  The Conversion Shares may be utilized to pay down the Note. In the event NFM elects to use such Conversion Shares to reduce the Note, the Escrow Agent shall release the Conversion Shares from the Escrow Pool upon NFM’s delivery to the Escrow Agent of a notice of conversion (a “Conversion Demand” a form of which has been attached hereto as Exhibit B) which shall state: (i) the amount of the NFM Note being converted; (ii) the Conversion Price; (iii) the number of Conversion Shares being converted from the Escrow Pool; and (iv) the current balance of the Note remaining after each Conversion Demand. The Company and the Escrow Agent shall record such reduction in the Note on their books and records. Such issuance of Conversion Shares pursuant to a Conversion Demand as described herein shall be at the sole discretion of NFM and shall require no action on the part of the Company or any other party.

2.2           Acknowledgement of NFM, the Company and Escrow Agent; Disputes.     The Parties acknowledge that the only terms and conditions upon which the Escrow Pool are to be released are set forth in this Agreement.  The Parties reaffirm their agreement to abide by the terms and conditions of this Agreement with respect to the release of the Conversion Shares from the Escrow Pool. Any dispute with respect to the release of Escrow Pool shall be resolved pursuant to this Agreement or by written agreement between NFM and the Company.

2.3           Continuity of Escrow Agent Relationship.                                                                           As long as any of the shares underlying the Escrow Pool remain in escrow for NFM’s benefit under this Agreement, the Company hereby warrants and represents they will not terminate, and pursuant to the terms of this Agreement, shall not be entitled to terminate, their relationship with the Escrow Agent without prior written consent of NFM.  This Section 2.3 shall survive and supercede any prior agreements between the Escrow Agent and the Company or any other party.

ARTICLE III
CONCERNING THE ESCROW AGENT

3.1           Escrow Agent Fees.  Any Escrow Agent fees associated with the issuance of Conversion Shares hereunder shall be due and payable to the Escrow Agent by the Company.

3.2           Duties and Responsibilities of the Escrow Agent.  The Escrow Agent's duties and responsibilities shall be subject to the following terms and conditions:

(a)           The Parties acknowledge and agree that the Escrow Agent (i) once in receipt of a Conversion Demand from NFM, shall not be responsible for or bound by, and shall not inquire into whether NFM is entitled to receipt of Conversion Shares pursuant to any other agreement or otherwise; (ii) shall be obligated only for the performance of such duties as are specifically assumed by the Escrow Agent pursuant to this Agreement; (iii) may rely on and shall be protected in acting or refraining from acting upon any written notice, including notice by facsimile transmission, instruction, instrument, statement, request or document furnished to it hereunder and believed by the Escrow Agent in good faith to be genuine and to have been signed or presented by the proper person or Party, without being required to determine the authenticity or correctness of any fact stated therein or the propriety or validity or the service thereof; and (iv) may assume that any person believed by the Escrow Agent in good faith to be authorized to give notice or make any statement or execute any document in connection with the provisions hereof is so authorized.

(b)           The Escrow Agent may at any time resign as Escrow Agent hereunder by giving fifteen (15) days prior written notice of resignation to NFM and the Company.  Prior to the effective date of the resignation as specified in such notice, NFM will issue to the Escrow Agent instructions authorizing delivery of the Escrow Pool to a substitute Escrow Agent selected by, and in the sole discretion of NFM.  Only in the event no successor Escrow Agent is named by NFM, the Escrow Agent may apply to a court of competent jurisdiction in the State of California  for appointment of a successor Escrow Agent, and to deposit the Escrow Pool with the clerk of any such court.

(c)           In the event of a dispute with respect to entitlement to any properties held by the Escrow Agent, the Escrow Agent may deposit said disputed properties with the Courts of the State or California after giving thirty (30) days notice to NFM and shall be absolved from all further liability with respect thereto.

(d)           The provisions of this Section shall survive the resignation of the Escrow Agent or the termination of this Agreement.

3.3           Dispute Resolution: Judgments.   If any dispute shall arise with respect to the delivery, ownership, right of possession or disposition of the Escrow Pool the Escrow Agent shall continue to follow the terms of the Agreement and issue the Conversion Shares pursuant to a Conversion Demand unless the Escrow Agent (i) receives written instructions from NFM, or (ii) deposits the Escrow Pool with any court of competent jurisdiction in California, in which event the Escrow Agent shall give thirty (30) days written notice thereof to the Company and NFM and shall after such period be relieved and discharged from all further obligations pursuant to this Agreement.

ARTICLE IV
GENERAL MATTERS

4.1           Termination.  This Agreement shall terminate upon the final release of Conversion Shares sufficient to satisfy all amount due and owing pursuant to the Note, or at any time upon written notice by NFM.

4.2           Notices.   All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such Party shall have specified most recently by written notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be:

If to the Company, to: CoConnect, Inc.	If to NFM, to: Noctua Fund Manager, LLC
If to the Escrow Agent, to: Action Stock Transfer Corporation

4.3           Assignment; Binding Agreement.  The rights and obligations pursuant to this Agreement shall be freely assignable by NFM without the prior written consent of any other Party.  Except as otherwise provided for herein, the rights and obligations of the Company and the Escrow Agent pursuant to this Agreement may not be assigned without prior written consent from NFM.  This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective legal representatives, successors and assigns.

4.4           Severability.  In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal, or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties hereto shall be enforceable to the fullest extent permitted by law.

4.5           Indemnification.    The Company agrees to hold harmless and indemnify the Escrow Agent and/or NFM from any claims or future claims, as the case may be, related to this Agreement. Additionally, the Company agrees to reimburse the Escrow Agent and/or NFM immediately for any and all expenses, including, without limitation, attorney fees, incurred by the Escrow Agent and/or NFM in connection with investigating, preparing to defend or defending, or otherwise being involved in, any lawsuits, claims or other proceedings arising out of or in connection with or relating in any manner, directly or indirectly, to this Agreement (as defendant, nonparty, or in any other capacity other than as a plaintiff, including, without limitation, as a party in an interpleader action). The Company further agrees that the indemnification and reimbursement commitments set forth in this paragraph shall extend to any controlling person, strategic alliance, partner, member, shareholder, director, officer, employee, agent or subcontractor of the Escrow Agent and/or NFM and their heirs, legal representatives, successors and assigns. The provisions set forth in this section shall survive any termination of this Agreement.

4.6           Counterparts/Execution.  This Agreement may be executed in any number of counterparts and by different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.  This Agreement may be executed by facsimile transmission and delivered by facsimile transmission.

4.7           Entire Agreement.  This Agreement along with Note constitute the entire agreement between the Parties hereto pertaining to the Escrow Pool and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no warranties, representations and other agreements made by the Parties in connection with the subject matter hereof except as specifically set forth in this Agreement and the Note.

4.8           Waivers and Amendments.  This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by all Parties, or, in the case of a waiver, by the Party waiving compliance.  Except as expressly stated herein, no delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege hereunder preclude any other or future exercise of any other right, power or privilege hereunder.

4.9           Headings.  The division of this Agreement into articles, sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

4.10           Law Governing this Agreement.  This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to principles of conflicts of laws.  Any action brought by any Party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of California located inSan Diego County. All Parties and the individuals executing this Agreement agree to submit to the jurisdiction of such courts and waive trial by jury. The prevailing party shall be entitled to recover from the other Party its reasonable attorney's fees and costs. In the event that any provision of this Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.  Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.

4.11           Specific Enforcement, Consent to Jurisdiction.  The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injuction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity. The Parties hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper.  Nothing in this Section shall affect or limit any right to serve process in any other manner permitted by law.

***SIGNATURE PAGE FOLLOWS***

SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first written above.

COMPANY: CoConnect, Inc. ___________________________ By: Its:	NFM: Noctua Fund Manager, LLC ___________________________ By: Its:
ESCROW AGENT Action Stock Transfer Corporation ___________________________ By: Its:

A FACSIMILE COPY OF THIS AGREEMENT SHALL HAVE THE SAME LEGAL EFFECT AS AN ORIGINAL OF THE SAME.

EXHIBIT A

Note

EXHIBIT B

Form of Conversion Demand

Dated _______________

Pursuant to the terms of the Note and Escrow Agreement (collectively the “Agreements”) by and between (i) CoConnect, Inc., a Nevada corporation ("CCON"), (ii) Noctua Fund Manager, LLC, a Delaware limited liability company (“NFM”), and (iii) Action Stock Transfer Corporation (the “Escrow Agent”), copies of which have already been delievered the Escrow Agent’s offices, NFM hereby demands the issuance of ____________ shares of CCON’s common stock (the “Conversion Shares”) pursuant to the Agreements. The Conversion Shares are to be issued via immediate mail delivery or, if applicable, via DWAC transfer as follows:

Account No.:
Broker:
Clearing Firm:
Clearing Firm DTC No.:
Issuer Name:
Issuer CUSIP No.

Amount of Note converted………………………	$
Conversion Price…………………………………………………….	$
Number of Conversion Shares to be Issued………………………..
Remaining Note balance…………………………………….	$

Regards,

Noctua Fund Manager, LLC

_________________________
By:
Its:

IRREVOCABLE TRANSFER AGENT INSTRUCTIONS

Action Stock Transfer Corporation
Attn: Justeene Blankenship
7069 S. Highland Dr., Suite 300
Salt Lake City, UT 84121

Dear Ms. Blankenship

Reference is made to the Convertible Promissory Note (the “Note,” a copy of which has been attached hereto as Exhibit A) dated as of ___________, 2010 by and among CoConnect, Inc., a Nevada corporation (the “Company”) and Noctua Fund Manager, LLC, a Delaware limited liability company (“NFM”). Pursuant to the terms of the Note, NFM is entitled to shares of the Company’s common stock (the “Conversion Shares”) held in escrow pursuant to the related escrow agreement (the “Escrow Agreement”) upon conversion of the Note. This letter shall serve as our irrevocable authorization and direction to you (provided that you are the transfer agent of the Company at such time, or to the transfer agent of record at such time) to issue any Conversion Shares to or upon the order of NFM from time to time, pursuant to the terms of the Note.

In addition, pursuant to the terms of the Note and Escrow Agreement, the Company is required to reserve in escrow, free of preemptive rights and other similar contractual rights of stockholders, three times the number of shares of the Company’s common stock convertible under the Note as of the Issuance Date equal to __________________ shares of common stock (the “Escrow Pool”). In the event the shares held in the Escrow Pool are exhausted through conversion of the Note and any principal or interest under the Note remains outstanding, from time to time and upon sole demand by NFM and with no further consent needed from the Company, the Company’s transfer agent is required to issue into the Escrow Pool additional shares such that the number of shares in the Escrow Pool as of such demand date maintains the three times multiple described above. This letter shall serve as our irrevocable authorization and direction to you (provided that you are the transfer agent of the Company at such time, or to the transfer agent of record at such time) to issue such additional shares into escrow described herein upon the order of NFM from time to time, pursuant to the terms of the Note and the Escrow Agreement.

In connection with the Conversion Shares, so long as you have previously received written confirmation from counsel to the Company or NFM that (a) a registration statement covering resale of Conversion Shares has been declared effective by the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”), or (b) the Conversion may be sold pursuant to Rule 144 or any other such exemption of the 1933 Act, then certificates representing the Conversion Shares shall not bear any legend restricting transfer of the Conversion Shares and should not be subject to any stop-transfer restriction.

Please be advised that NFM is relying upon this letter as an inducement to enter into the Note and, accordingly, NFM is a third party beneficiary to these instructions.

Please execute this letter in the space indicated to acknowledge your agreement to act in accordance with these instructions.

Very truly yours,                                                                   Acknowledged, agreed and accepted:

CoConnect, Inc. ____________________________________ By:. Its:	Action Stock Transfer Corporation __________________________________ By: Its:

CERTIFICATE OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
COCONNECT, INC.
A Nevada Corporation

COCONNECT, INC., a Nevada corporation (the “Corporation”) organized and existing under and by virtue of the provisions of the Nevada Revised Statutes of the State of Nevada (the “NRS”) DOES HEREBY CERTIFY:

Pursuant to the NRS, the Board of Directors of the Corporation hereby files this Certificate of Amendment to the Articles of Incorporation (the “Certificate”) and amends Article Three as follows:

RESOLVED, that the Articles of Incorporation of this corporation be amended as follows:

ARTICLE THREE. [CAPITAL STOCK].

3.1           Authorized Capital Stock.  The aggregate number of shares which this Corporation shall have authority to issue is Ten Billion (10,000,000,000) shares, consisting of (a) Nine Billion Nine Hundred and Ninety Nine Thousand (9,999,000,000) shares of common stock, par value $0.001 per share (the “Common Stock”) and (b) One Million (1,000,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), issuable in one or more series as hereinafter provided. A description of the classes of shares and a statement of the number of shares in each class and the relative rights, voting power, and preferences granted to, and restrictions imposed upon, the shares of each class are as follows:

3.2           Common Stock. Each outstanding share of Common Stock of the Corporation shall be entitled to one vote and each fractional share of Common Stock shall be entitled to a corresponding fractional vote on each matter submitted to a vote of the shareholders.  A majority of all shares of stock, both Common Stock and Preferred Stock, entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. Except as otherwise provided by these Articles of Incorporation or the NRS, if a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the shareholders. Cumulative voting shall not be allowed in the election of directors of the Corporation.

3.3           Preferred Stock. Shares of Preferred Stock may be issued in any number of series from time to time by the Board of Directors, subject to the rights of any holders of Preferred Stock as described herein, and the Board of Directors, pursuant to the Corporation’s Articles of Incorporation and Bylaws, is expressly authorized to fix by resolution or resolutions the designations and the voting powers, preferences, rights and qualifications, limitations or restrictions thereof, of the shares of each series of Preferred Stock. The voting powers, designations, preferences, and relative, participating, optional, or other rights, if any, and the qualifications, limitations, or restrictions, if any, of the preferred stock, in one or more series, shall be as follows:

A.           Series A Preferred Stock. The Corporation is authorized to issue up to One Million (1,000,000) shares of Preferred Stock. One Hundred Thousand (100,000) shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock” with the following rights, preferences, privileges and restrictions, qualifications and limitations.

1.           Voting Rights.  The holders of the Series A Preferred Stock (the “Series A Holders”), shall be entitled to notice of any stockholders’ meeting and to vote as a single class upon any matter submitted to the stockholders for a vote as follows: the Series A Holder shall have such number of votes as is determined by multiplying (a) the number of shares of Series A Preferred Stock held by such holder, (b) the number of issued and outstanding shares of the Corporation’s Series A Preferred Stock, any other series of Preferred Stock and Common Stock on a Fully-Diluted Basis1 as of the record date for the vote, or, if no such record date is established, as of the date such vote is taken or any written consent of stockholders is solicited, and (c) 0.000006. Such voting calculation is hereby authorized by the Corporation and the Corporation acknowledges such calculation may result in the total number of possible votes cast by the Series A Holders and all other classes of the Corporation’s stock in any given voting matter exceeding the total aggregate number of shares which this Corporation shall have authority to issue.

1          “Fully-Diluted Basis” shall mean the total number of issued and outstanding shares of Common Stock calculated to include the shares of Common Stock issuable upon exercise and/or conversion of all of the following outstanding: (a) securities convertible into or exchangeable for Common Stock, whether or not then convertible or exchangeable (collectively, “Convertible Securities”), (b) subscriptions, rights, options and warrants to purchase shares of Common Stock, whether or not then exercisable (collectively, “Options”), and (c) securities convertible into or exchangeable or exercisable for Options or Convertible Securities and any such underlying Options and/or Convertible Securities.

2.          Liquidation Rights.

a.           Liquidation.  In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the assets of the Corporation available for distribution to its stockholders shall be distributed as follows:

i.           The Series A Holders shall be entitled to receive, prior to the holders of all other series of Preferred Stock and Common stock and prior and in preference to any distribution of the assets or surplus funds of the Corporation to the holders of any other shares of stock of the corporation by reason of their ownership of such stock, an amount equal to $1.25 per share.

ii.           If upon occurrence of a Liquidation the assets and funds thus distributed among the Series A Holders shall be insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the Series A Holders ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

iii.           After payment of the full amounts to the Series A Holders as set forth herein, any remaining assets of the Corporation shall be distributed pro rata to the holders of any other Preferred Stock and then Common Stock (in the case of the Preferred Stock, on an “as converted” basis into Common Stock).

For purposes of this Section , and unless a majority of the Series A Holders affirmatively vote or agree by written consent to the contrary, a Liquidation shall be deemed to include: (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) and; (ii) a sale of all or substantially all of the assets of the Corporation, unless the Corporation’s stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporation’s acquisition or sale or otherwise) hold at least fifty percent (50%) of the voting power of the surviving or acquiring entity. If any of the assets of the Corporation are to be distributed other than in cash under this Section, then the Board of Directors of the Corporation shall promptly engage independent competent appraisers to determine the value of the assets to be distributed to the holders of Preferred Stock or Common Stock. The Corporation shall, upon receipt of such appraiser’s valuation, give prompt written notice to each holder of shares of Preferred Stock or Common Stock of the appraiser’s valuation.

3.           Series A Protective Provisions.   In addition to any other rights provided by law, at any time any shares of Series A Preferred Stock are outstanding, as a legal party in interest, the Corporation, through action directly initiated by the Corporation’s Board of Directors or indirectly initiated by the Corporation’s Board of Directors through judicial action or process, including any action by common shareholders, shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, take any of the following actions without first obtaining the affirmative written consent of 100% of the Series A Holders:

a.           provide any Series A Holder or its agents or counsel with any information that the Borrower believes constitutes material non-public information, unless prior thereto such Series A Holder shall have, initially and separate from the content of such material non-public information, executed a written agreement regarding the confidentiality and use of such information.  In the event such information is disclosed to a Series A Holder, the Corporation shall publicly disclose such information in a Form 8-K filed with the United States Securities and Exchange Commission (the “SEC”) within four days of the disclosure of such information.;

b.           amend, alter or repeal any provision of the Articles of Incorporation, this Certificate or Bylaws of the Corporation;

c.           alter the Corporation’s capital structure in any way, including but not limited to, a reverse or forward split of its Common Stock or increase or decrease in the total number of shares authorized in the Corporation’s treasury;

d.           declare or pay any dividends or make any distributions to any holder(s) of Common Stock or other equity security of the Corporation or purchase or otherwise acquire for value, directly or indirectly, any Common Stock or other equity security of the Corporation;

e.           sell, transfer or otherwise dispose of any properties, assets and rights including, without limitation, its intellectual property;

f.           issue any additional securities, including any class of common or preferred shares;

g.           issue any debt instrument or any other securities (or otherwise enter into agreements to issue any securities including the issuance of any form of option agreement, issuance of options or warrants);

h.           alter either the number of seats available on the Board of Directors or the membership of the Board of Directors as of the date of this Certificate, either through action by the Board of Directors itself or shareholder consent; or

i.           initiate any action with a regulatory, governmental, administrative, judicial entity or individual in an attempt to abrogate or diminish in any way the rights, preferences and privileges of these Series A Preferred Stock.

4.           Transfer Agent.  The Corporation’s current transfer agent is Action Stock Transfer Corporation. So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not change transfer agents without the express written consent of 100% of the Series A Holders..

5.           Re-issuance.  No share or shares of Series A Preferred Stock acquired by the Corporation by reason of conversion, redemption or otherwise shall be reissued as Series A Preferred Stock, and all such shares thereafter shall be returned to the Corporation’s treasury under the status of undesignated and un-issued shares of Preferred Stock of the Corporation.

6.           Notices. Unless otherwise specified in the Corporation’s Certificate of Incorporation or Bylaws, all notices or communications given hereunder shall be in writing and, if to the Corporation, shall be delivered to it as its principal executive offices, and if to any holder of Series A Preferred Stock, shall be delivered to it at its address as it appears on the stock books of the Corporation.

7.           Transfer Agent Notice.   The Corporation shall immediately, upon filing of this Certificate of Amendment, provide its transfer agent with copies of this Certificate of Amendment and notify its transfer agent of all rights, conditions, terms and requirements hereunder. In the event the Corporation changes transfer agents following the filing of this Certificate of Amendment, any new transfer agent shall immediately receive copies of these Articles and be notified of all rights, conditions, terms and requirements hereunder.

8.           Severability.  If any word, phrase, provision or clause of this Certificate is deemed to be invalid, illegal, or unenforceable, only specific content shall be deemed stricken from this Certificate and all remaining language, content, rights, restrictions and privileges of this Certificate shall remain in effect.  If any word, phrase, provision or clause of this Certificate is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

*     *     *

 IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Articles of Incorporation of CoConnect, Inc. on __________, 20__.

COCONNECT, INC.
By: Its:

IRREVOCABLE TRANSFER AGENT INSTRUCTIONS

Action Stock Transfer Corporation
Attn: Justeene Blankenship
7069 S. Highland Dr., Suite 300
Salt Lake City, UT 84121

Dear Ms. Blankenship

Reference is made to the Advisory Services Agreement (the “Agreement,” a copy of which has been attached hereto as Exhibit A) dated as of November 15, 2009 by and among CoConnect, Inc., a Nevada corporation (the “Company”) and Noctua Fund Manager, LLC, a Delaware limited liability company (“NFM”) in which the Company has agreed to compensate NFM with certain Fees and/or the issuance of a Note (Capitalized terms not defined herein shall have the meanings provided for in the Agreement).

Pursuant to the terms of the Agreement, until such time as the Fees are paid in full, in the event the Company takes any corporate action included in Section 4(c) of the Agreement, including but not limited to amending it’s Articles of Incorporation, designating any new class of stock, affecting a reverse split of its stock, affecting a forward split of its stock or altering its capital structure in any way, shape or form (the “Corporate Actions”), the Company is required to designate a preferred class of stock (the “Series A Preferred Stock”) with such rights, powers, privileges and preferences as outlined in the specimen Certificate of Amendment to the Articles of Incorporation designating the Series A Preferred Stock attached hereto as Exhibit B, and immediately issue 100,000 shares of the Series A Preferred Stock (which shall represent 100% of the Series A Preferred Stock authorized, issued and outstanding) to NFM who shall hold such shares until the Fees and/or Note are paid in full.

In addition, pursuant to the same Section 4(c), the transfer agent shall, immediately upon demand by the NFM, provide NFM information regarding the Company’s capital structure and stock issuance history, including, but not limited to: (i) the number of shares of common stock authorized, issued and outstanding; (ii) the number of shares of preferred stock authorized, issued and outstanding; and (iii) a complete issuance history of any class of stock and for any period so requested.

This letter shall serve as our irrevocable authorization and direction to you (provided that you are the transfer agent of the Company at such time and if not, then such instruction shall be directed to the Company’s transfer agent at such time), to: (i) refuse to enact any of the Corporate Actions until such time as the Company designates the Series A Preferred Stock with the Nevada Secretary of State and issues the Series A Preferred Stock to NFM; and (ii) provide NFM with any of the information regarding the Company’s capital structure and issuance history as outlined above.

Please be advised that NFM is relying upon this letter as an inducement to enter into the Agreement and, accordingly, NFM is a third party beneficiary to these instructions.

Please execute this letter in the space indicated to acknowledge your agreement to act in accordance with these instructions.

Very truly yours,                                                                   Acknowledged, agreed and accepted:

CoConnect, Inc. ____________________________________ By: Brad Bingham, Esq. Its: Interim Chief Executive Officer	Action Stock Transfer Corporation __________________________________ By: Justeene Blankenship Its: President